LEND LEASE HYPERION HIGH-YIELD CMBS FUND, INC.
Report of Independent Certified Public Accountants


To the Board of Directors and Shareholders of Lend Lease Hyperion High-Yield CMBS Fund, Inc.

We have audited the accompanying statement of assets and liabilities of Lend Lease Hyperion High-Yield CMBS Fund, Inc., including the portfolio of investments, as of July 31, 2001 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of July 31, 2001, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Lend Lease Hyperion High-Yield CMBS Fund, Inc. as of July 31, 2001, the result of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended, in conformity with generally accepted accounting principles.


SCHWARTZ & HOFFLICH, LLP
Norwalk, CT
September 10, 2001